Foxhall Compliance Manual	2011

VII.A.

 CODE OF ETHICS

including PERSONAL SECURITIES TRANSACTIONS and GIFTS & ENTERTAINMENT

Policy

Foxhall's policy is to adopt and maintain a Code of Ethics governing Covered Person conduct with respect to ethics, personal securities transactions and gifts & entertainment.  The Code of Ethics, attached as Appendix A and incorporated fully by reference, contains provisions specifically directed to Covered Persons, whereas these policies and procedures are intended to govern the actions of the CCO in relation to the administration of the Code of Ethics.  Foxhall will additionally comply with the provisions of any Code of Ethics adopted by Funds for which Foxhall acts as adviser or sub-adviser.

Background & Description

Various federal and state securities laws and Rule 204A-1 under the Advisers Act require investment advisors to adopt a code of ethics to set forth standards of conduct for compliance with federal securities laws and to address personal securities trading.

Responsibility

The CCO is responsible for the implementation and monitoring of Foxhall’s Code of Ethics (including associated practices, disclosures and recordkeeping) as well as compliance with the Codes of Ethics of any Reportable Fund.  The CCO may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegees) but oversight and ultimate responsibility remain with the CCO.

Procedure

Foxhall has adopted various procedures to implement the firm’s Code of Ethics and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

•

The CCO shall promptly provide all Covered Persons with a copy of the Code.  In addition, the CCO must maintain the Acknowledgment contained within the Code of Ethics which all persons covered by the Code must complete initially at hire and each year thereafter;

•

The CCO will provide the Code of Ethics of any Reportable Fund to relevant Access Persons;

•

The CCO shall identify all Access Persons and Temporary Access Persons and inform them of their obligations promptly;

•

In determining whether to approve a Personal Trade Request (“PTR”), the CCO will determine, in good faith, whether the Access Person knows, or should know, that a Client account would be engaging in a transaction involving such a Security within a day of submitting the PTR.  Additionally, the CCO should assess whether any potential conflict of interest exists with respect to the Security at issue.  The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

•

On a quarterly basis, the CCO will provide to all Access Persons the forms contained within the Code of Ethics with respect to personal securities transactions.  The CCO will track and monitor the provision of those forms and will address any failures to comply with the transaction reporting requirement;

•

The CCO will, on a quarterly basis, compare all reported personal securities transactions and pre-clearance requests with Clients’ completed portfolio transactions during the quarter to determine whether a Code violation may have occurred.  The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

•

If the CCO finds that a Code violation has occurred, the CCO must report the possible violation to Senior Management;

•

The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports;

•

At the time of hire, and on an annual basis thereafter, the CCO will provide to all Access Persons the forms contained within the Code of Ethics with respect to personal securities holdings.  The CCO will track and monitor the provision of those forms and will address any failures to comply with the holdings reporting requirement;

•

At least annually, the CCO must furnish to Senior Management and to the Board of Directors of each Reportable Fund, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code;

•

The CCO will annually review the content and format of the Code and make any modifications necessary to maintain the reasonableness of its policies and procedures to prevent and detect violations of the Code and relevant rules of law.  An updated Code of Ethics will be provided to all Access Persons on a annual basis;

•

The CCO will review all disclosed Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies (“outside business activity”) in relation to potential conflicts of interest.   The CCO in conjunction with Senior Management will make a determination with respect to whether to approve or deny an outside business activity request in light of Foxhall’s status as a fiduciary;

•

Any gifts or accommodations in excess of the de minimis amount are required to be submitted to the CCO for prior approval.  The CCO will maintain documentation of all such requests and resulting approvals or denials;

•

Any political contributions in excess of the de minimis amount are required to be submitted to the CCO for prior approval.  The CCO will maintain documentation of all such requests and resulting approvals or denials.

•

Any preferential treatment extended to a Foxhall Covered Person (for example, offer of a discount) by a Foxhall business contact must be pre-approved by the CCO before proceeding with the transaction.  For example, if Foxhall is considering doing business with a particular bank which then offers discounted banking services to individuals associated with Foxhall, the CCO would need to approve such a discount.  The CCO will maintain documentation of all such requests and resulting approvals or denials;

•

The CCO must review each PTR and record the decision regarding the request.  The general standards for granting or denying pre-clearance are contained within the Code of Ethics;

•

The CCO shall maintain duplicate copies of trade confirmations and periodic statements directed to Foxhall by Access Persons in accordance with the Code of Ethics;

•

Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities.

•

The CCO will confidentially maintain a Restricted or Watch list containing the names of Securities which are determined to be at risk for potential conflicts of interest.

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

VII.A.-Appendix A

Introduction

Foxhall Capital Management, Inc. (“Foxhall”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”).  This Code sets forth the general fiduciary principles and standards of business conduct to which all of Foxhall’s Covered Persons are subject.  This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons.  Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.

About Foxhall

Foxhall is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act.  Foxhall acts as investment adviser to clients who are individuals and entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”).  A current list of registered investment companies for which Foxhall serves as adviser or sub-adviser (“Reportable Funds”) is attached as Appendix A-2.

Who is Covered by the Code

This Code applies to all employees, officers and partners of Foxhall or E2 Financial or other persons (hereinafter “Covered Persons”) as determined by Foxhall’s Chief Compliance Officer (“CCO”).  It is the responsibility of each Covered Person to immediately report to Foxhall’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law.  If you are aware of any activity in this regard, you should contact the CCO immediately.  Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person.  Foxhall will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three reporting forms that Access Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports.  Copies of these forms are attached to this Code.  You can obtain copies of the reporting forms from the NRS Compliance Essentials website (www.nrs-inc.com/unified/login.asp).

All Access Persons must complete the acknowledgement of having received, read and understood this Code (Appendix A-6) and renew that acknowledgment on a yearly basis.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances.  However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived.  These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary.  Any amendments to this Code will be provided to you.

General Fiduciary Principles

Acting as a Fiduciary

It is the policy of Foxhall to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing.  Foxhall recognizes that it has a fiduciary duty to its clients.  Acting as a fiduciary requires that Foxhall, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients.  Foxhall and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties.  To this end, the following principles apply:

•

All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•

Foxhall must have a reasonable basis for the investment advice and decisions it makes for its clients;

•

Foxhall must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;

•

All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

•

Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

•

Covered Persons must be loyal to the clients and place the interests of the clients above their own.

•

Foxhall treats violations of this Code very seriously.  If you violate this Code, Foxhall may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

•

Improper trading activity can constitute a violation of this Code.  You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO.  Do not guess at the answer.

Compliance with the Federal Securities Laws

Covered Persons are required to comply with applicable federal securities laws at all times.  Examples of applicable federal securities laws include:

•

the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

•

the Investment Advisers Act of 1940 and the SEC rules thereunder;

•

the Investment Company Act of 1940 and the SEC rules thereunder;

•

title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

•

the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

Conflicts of Interest

Personal Conflicts

All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of Foxhall or its clients.  A potential conflict of interest exists whenever an Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving Foxhall or any of its clients.  A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.

In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Foxhall or any of its clients and the customer involved.  Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

Conflict of Interest between Foxhall and a Client

In certain instances, Foxhall’s relationship with a client may require Foxhall to place the client’s interest above its own interests.  If a Covered Person becomes aware of a situation where Foxhall’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

The Appearance of a Conflict of Interest Must Be Avoided

All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity.  In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•

That Foxhall was serving its own interests or one client’s interests at the expense of another; or

•

That business with clients or Foxhall was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Covered Person’s participation in a decision making process would raise the appearance of conflict of interest, the Covered Person should inform his or her manager immediately.

Outside Business Activities

All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to Foxhall. (attached as Appendix A-8) Approval must be obtained through the CCO, and will ordinarily require consideration by Senior Management of Foxhall.  Foxhall can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Foxhall.

Preferential Treatment

Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit.  A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact.  If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

Borrowing

Covered Persons should borrow only from reputable organizations that regularly lend money.  Borrowing from relatives, however, is not subject to restriction.  If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Foxhall.

Gifts and Gratuities

No Covered Person may accept or receive on their own behalf or on behalf of Foxhall any gift or other accommodation which has a value in excess of a de minimis amount (currently $300) from any vendor, broker, public company, securities salesman, client or prospective client (a “business contact”).  No Covered Person may accept cash gifts or cash equivalents from any such person.  This prohibition applies equally to gifts to members of the Family/Household of a Covered Person.  Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval.  The CCO will maintain documentation of all such requests and resulting approvals or denials.

No Covered Person may give on their own behalf or on behalf of Foxhall any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.  These policies are not intended to prohibit normal business entertainment.

Entertainment and Meals

Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above.  Acceptance of meals and entertainment where the host is present is generally permitted.  However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused.  Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused.  Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.  Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

Standards of Business Conduct

General

Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards.  Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Foxhall and its reputation.

Communications with Clients

All communications with clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with Foxhall’s policies and procedures regarding Advertising and Performance Reporting.  Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information

In the course of conducting business, Covered Persons may become privy to confidential information about Foxhall, its present and prospective clients, and Reportable Fund agents.  It is a violation of this Code, and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of Foxhall.  Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of Foxhall.  Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information

Clients and investors in the parent of Foxhall have the right to expect Foxhall and its Covered Persons to treat information concerning their business dealings in the strictest confidence.  Accordingly, no one may divulge investor confidences except in accordance with Foxhall’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure.  Any such prior consent should be documented in advance of disclosure.

Company Information

Confidential information about Foxhall, its parent or other affiliated companies, that is obtained by an Covered Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Foxhall.

Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person.  Covered Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security.  Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation.  Covered Persons who take documents or computer files off the premises to work at home should return all such materials to Foxhall upon completion of the particular at home project.  Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Company Property

Employee agrees to promptly return Foxhall’s property in good working condition to the Foxhall main office upon termination of his/her employment with Foxhall. Failure to comply with this policy will result in the immediate suspension of any payment then due and owing to the Employee until such property is returned. Foxhall reserves the right to take appropriate legal action against the Employee in the event of a breach of this policy.

Corporate Assets

All information, products and services connected to or generated by Foxhall as a business are considered corporate assets to which Foxhall has ownership rights.  Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Foxhall’s property both during employment and after the Covered Person leaves the firm.  Accordingly, all Covered Persons are expected to protect Foxhall’s ownership or property including all information, products, and services and to return all information to Foxhall at the termination of employment.

Further, Covered Persons are prohibited from misusing Foxhall’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm.  Before beginning employment with Foxhall, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

Money Laundering

In connection with Foxhall’s Anti-Money Laundering Policies and Procedures, every Covered Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering.  In particular, Covered Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering.  Any suspicious deposit or customer activity which causes a Covered Person concern about the source of an investor’s funds should be promptly reported to the CCO.

Bribery

Under federal law, it is illegal for Foxhall or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

•

an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

•

a political party or official thereof, or a candidate for political office; or

•

any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

•

Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Foxhall, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited.  All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

Political Contributions

▪

“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business.  In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons.  The new rule has three key elements:

o

It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

o

It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser.  It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

o

It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote.

Political contributions or gifts from the Advisor, its Covered Persons and solicitors to persons who may be in a position to affect the award of business to the Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an Adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor has contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Pre-Approval of Contributions in Excess of $150.00 – When making contributions, Covered Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to the Advisor. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek approval from the Chief Compliance Officer or his or her designee.

Quarterly Reporting - All Covered Persons will be requested to include on their Quarterly Transaction Report (attached as Exhibit B to the Code of Ethics (attached as Appendix A-5) their political contributions during the quarter (including those under the $150 preclearance level).  These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities - All political activities of Covered Persons must be kept separate from employment and expenses may not be charged to the Advisor. Covered Persons may not conduct political activities during working hours or use the Advisor’s facilities for political campaign purposes without the prior written approval of the Chief Compliance Officer or his or her designee.

No Contribution on Behalf of the Adviser – Covered Persons may not make political contributions on behalf of the Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the Chief Compliance Officer or his or her designee.

Relations with Regulators

It is Foxhall’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations.  The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

Restrictions on Personal Trading Activity

General Policy

No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Fund:

•

employ any device, scheme or artifice to defraud the Funds;

•

make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•

engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

•

engage in any manipulative practice with respect to the Funds.

Prohibition Against Insider Trading

As further detailed within the Foxhall Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•

trading while in possession of material, nonpublic information;

•

communicating (“tipping”) such information to others;

•

recommending the purchase or sale of securities on the basis of such information; or

•

providing substantial assistance to someone who is engaged in any of the above activities.

This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest.  Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).  Please refer to the Foxhall Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.

Pre-clearance of Investments in IPOs or Limited Offerings.

Access Persons and members of their Family/Household may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from Foxhall’s CCO.  In order to obtain pre-clearance, all Access Persons and/or members of their Family/Household must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) which is included as Appendix A-3. The CCO must review each request for approval and record the decision regarding the request.  The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for client accounts, and whether any conflict of interest exists amongst the Access Persons, Foxhall or its clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.  If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Restrictions on Personal Securities Transactions by Access Persons.

Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

Pre-clearance

Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO.  The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

When and how pre-clearance must be obtained

Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities.

In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a PTR.  If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

When will pre-clearance be denied

Pre-clearance may be denied in instances when Foxhall is reallocating or rebalancing a strategy and the Security at issue is included within that reallocation or rebalance.  Additionally, pre-clearance may be denied for a Security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the CCO, the level of client activity is sufficient to create the potential for market movement in that Security.  The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

Restricted or Watch List

Foxhall may maintain a Restricted or Watch list containing the names of Securities which are determined to be at risk for potential conflicts of interest.  The contents of the Restricted or Watch List are to be maintained exclusively by the CCO or their delegate.  The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.

Prohibition on Short Sales and Similar Transactions

Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any client.

Reporting Requirements & Procedures

In order to provide Foxhall with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

Initial and Annual Holdings Reports:

Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix A-4.  Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than October 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

Quarterly Transaction Report:

Each Access Person shall submit reports substantially in the form attached hereto as Appendix A-5 to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form.  The Report must include the date on which such report was submitted to the CCO.

Temporary Access Person Certification:

Each Temporary Access Person shall certify in writing on the form attached as Appendix A-7 that he or she has received and reviewed Foxhall’s Code of Ethics and Inside Information & Trading Policies & Procedures and that he or she agrees to comply with their spirit.  Specifically, Temporary Access Persons must agree to refrain from using any information obtained while providing services to Foxhall for personal gain.

Administration of the Code

The CCO’s Duties and Responsibilities are contained within the Code of Ethics Policies & Procedures section of Foxhall’s Compliance Manual.

Miscellaneous

Confidentiality

Foxhall will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code.  Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

•

imply a duty of inquiry;

•

presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a client’s investment strategies; or

•

impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

Appendix A-1

Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws.  If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) every Director or officer of Foxhall, (ii) every Covered Person of Foxhall who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any client, or has access to nonpublic information about the portfolio holdings of any client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not an Covered Person of Foxhall, such as consultants) who is subject to Foxhall’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any client, or has access to nonpublic information about the portfolio holdings of any client. Temporary Access Persons as defined below are not considered Access Persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.  However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.  Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.  Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•

a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);

•

a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

•

a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

•

an investment account over which an Access Person has investment control or discretion;

•

a trust or other arrangement that names an Access Person as a beneficiary; and

•

a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of Foxhall.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of Foxhall shall be presumed to control Foxhall.  A natural person shall be presumed not to be a controlled person within the meaning of this title.  Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Covered Person includes all employees, officers and partners of Foxhall or E2 Financial or other persons as determined by the CCO.

Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel means (i) any Covered Person of Foxhall (or of any company in a control relationship to Foxhall) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a client, (ii) any natural person who controls Foxhall and who obtains information concerning recommendations made regarding the purchase or sale of Securities by a client.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.  The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which Foxhall serves as an investment adviser or whose investment adviser or principal underwriter controls Foxhall, is controlled by Foxhall, or is under common control with Foxhall.  A Reportable Fund includes registered investment companies that are sub-advised by Foxhall.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Temporary Access Person means any person not employed on a full-time basis by Foxhall performing services for a period of less than 90 business days in a calendar year.

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

APPENDIX A-2

Reportable Funds

Name of Fund	Type of Fund	Fund Ticker Symbol	Inception Date
Foxhall Global Trends Fund	40 Act Fund (mutual fund)	DOIGX	9/23/99

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

APPENDIX A-3

Personal Trade Request Form (PTR)

The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Foxhall Code of Ethics.  You further certify that you do not have any confidential or inside information relating to the issuer of this Security.  This Form must be submitted to Foxhall’s Chief Compliance Officer.  You may not complete this trade until you receive approval from the Chief Compliance Officer.  If approved, the approval is good for the day it is given and the following business day.  If your trade is not completed within that time, you must submit a new request.

Investment Information:

Issuer and ticker symbol:

Nature of Equity Investments:

Describe investment:

Number of Shares:

Nature of Fixed Income Investments:

Describe instrument:

Principal amount of trade:

Transaction Type (please circle):

Purchase

Sale

Short Sale

Proposed Trade Date:

Current / Estimated Price:

Broker/Dealer:

Is the proposed investment an IPO?

 Y

N

Is the proposed investment a Limited Offering?

Y

N

Date:

Access Person Signature:

Printed Name:

Title of Account(s):

Chief Compliance Officer Action & date

Approved:

Denied:

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

APPENDIX A-4

Initial & Annual Holdings Reports

As of

, a date within 45 calendar days of this submission, I had direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Foxhall Code of Ethics.

Name of Reporting Access Person:

If Initial Report, date acquired Access Person status:

 Date of Report Submission:

Holdings stated in Report effective as of:

(e.g. quarter or month ending date)

Securities Holdings:

Initial here if, in lieu of completing the chart below, Foxhall is in receipt of all of your most recent investment account statements:       Number of relevant statements:     . Securities held outside of reported brokerage accounts must be detailed below.

Title of Security	Ticker Symbol or CUSIP	# of Shares	Principal Amount, Maturity Date & Interest Rate (if applicable)	Broker, Account # & Title

The name of all brokers, dealers or banks with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics and that the information contained herein is accurate and complete.

Access Person Signature	Printed Name of Access Person

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

APPENDIX A-5

Quarterly Transaction Report

I hereby certify that I have engaged in the following personal securities transactions which are required to be reported under the Foxhall Code of Ethics during the calendar quarter indicated below.  I hereby submit this report within 30 days after the end of that quarter.  (Note: you do not need to complete the security detail section of this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer)

Name of Reporting Access Person:

Calendar Quarter ended:

Date of Report:

Securities Transactions:  Please provide the following information for any reportable transactions during the quarter:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

   All relevant transactions other than those noted above are contained on statements which are submitted directly to the Adviser by the broker-dealer.

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

I have received the following gifts or other accommodations in excess of the current de minimis amount of $300.

Description of Gift / Accommodation	Date	Given or Received	Name & Company of Giver or Recipient	Approx Value

I have made the following political contributions (as defined within the Code of Ethics).  This includes contributions under the $150 preclearance requirement.

Name of Recipient	Amount of Contribution / Gift	Office and State of Campaign	Date	Eligible to Vote?

I certify that I have included on this report all securities, gift transactions, political contributions and accounts required to be reported pursuant to the Code of Ethics and Compliance Manual.

Signature:___________________	Date:___________________

Foxhall Code of Ethics 9/6/2011

VII.A.-Appdx A-

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

APPENDIX A-6

Acknowledgment

Initial Acknowledgment:  Please check here if this is an initial acknowledgment.

☐

I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I will comply with this Code, (4) I will report all holdings, transactions and accounts that I am required to report pursuant to this Code.

Annual Acknowledgment:  Please check here if this is an annual acknowledgment.

☐

I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I have complied with this Code at all times during the previous calendar year, and (4) I have, during the previous calendar year, reported all holdings, transactions and accounts that I am required to report pursuant to this Code.

Name (print):

Position:

Signature:

Date Submitted:

Foxhall Code of Ethics (Foxhall Compliance Manual - Appendix VII.A.-A)	2011

APPENDIX A-7

Certification & Acknowledgment of Temporary Access Person

I certify that (1) I have received, read and understand this Code of Ethics as well as the Inside Information & Trading Policies & Procedures, (2) I am aware that I am subject to the spirit of this Code and the Inside Information Policies & Procedures, (3) I will comply with the spirit of this Code and the Inside Information & Trading Policies & Procedures, (4) I will refrain from using any information obtained by virtue of my relationship with Foxhall for personal gain.

Name (print):

Position:

Agency, if any:

Signature:

Date Submitted:

APPENDIX A-8

Outside Business Activity Form

Name and address of the outside  business:

Type of business and services it provides:

Is this business activity “investment related” (i.e., pertains to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with a broker dealer, issuer, investment company, investment adviser, futures sponsor, bank, or savings association))?           [ ] Yes  [ ]  No

Positions/Duties:

Start date of your relationship with the other business:

Hours per month spent on activity:

Hours per month spent on activity during securities trading hours:

Has this activity been approved by senior management of the Firm?

    [ ]

Yes

[ ] No

If yes, who in senior management approved it and when was it approved?

***

My signature below certifies that, to the best of my knowledge, the information contained in this Form is accurate.

Name:

Date:

Signature: